EXHIBIT 10.1

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

This First Amendment to the Independent Contractor Agreement (the “Amendment”) is entered into as of December 30, 2024, by and among Virpax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Jat Consulting Corp., a company incorporated under the laws of the Province of British Columbia, Canada (the “Consulting Corporation”), and Mr. Jatinder Dhaliwal, an individual, the Chief Executive Officer of the Company, and authorized representative of the Consulting Corporation (the “Individual Contractor”).

WHEREAS, the Company, Consulting Corporation, and Individual Contractor entered into an Independent Contractor Agreement dated November 19, 2024 (the “Agreement”);

WHEREAS, the Agreement defines the term “Contractor” as the Individual Contractor, but the parties intend for the term to refer to the Consulting Corporation;

WHEREAS, the parties desire to amend the Agreement to clarify the definition of “Contractor” and to align the Agreement with this intended structure;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1. Definition of Contractor

The Agreement is hereby amended to confirm that the term “Contractor” as used in the Agreement refers exclusively to Jat Consulting Corp. All references to “Contractor” in the Agreement shall be deemed to refer to Jat Consulting Corp., and all references to services performed under the Agreement shall include those performed by Mr. Dhaliwal on behalf of the Consulting Corporation as its authorized representative.

2. Payment Provisions

Section 3 of the Agreement is amended by adding a new Section 3.3 immediately following section 3.2 to read as follows: “The Contractor shall be solely responsible for compensating its personnel, including Mr. Dhaliwal, as applicable.”

3. Tax Responsibilities

Section 4.2 is amended by replacing the second sentence thereof with the following: “The Contractor shall be solely responsible for all applicable taxes related to payments received under the Agreement, including compliance with U.S. and Canadian tax laws and regulations. The Company shall have no obligation to withhold or remit any taxes on behalf of the Contractor or Mr. Dhaliwal.”

4. Indemnification

A new section, Section 10, is added to the Agreement as follows: “10 Indemnification: Contractor agrees to indemnify and hold harmless the Company from any claims, liabilities, or penalties arising from the Contractor’s failure to comply with applicable tax, legal, or regulatory obligations.” The remaining sections of the Agreement shall be renumbered accordingly as Sections 11 and 12.

5. Termination Provisions

Section 9 of the Agreement is amended by adding the following to the end thereof: “Upon any termination of the Agreement, the Contractor shall cease providing services through Mr. Dhaliwal.

6. Entire Agreement

This Amendment, along with the Agreement, constitutes the entire understanding between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, and negotiations.

7. No Other Changes

Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

For: Virpax Pharmaceuticals, Inc.

By: /s/ Katharyn Field
Name: Katharyn Field
Title: Member of Board of Directors

For: Jat Consulting Corp.
By: /s/ Jatinder Dhaliwal
Name: Jatinder Dhaliwal
Title: Authorized Signatory

For: Jatinder Dhaliwal (Individually)
By: /s/ Jatinder Dhaliwal
Name: Jatinder Dhaliwal